Exhibit 2

                               AGREEMENT OF MERGER
                                       AND
                                RECAPITALIZATION



     THIS AGREEMENT (the "Agreement"), dated as of June 18, 1998, is by and between MATEC Corporation, a Delaware corporation (the "Company"), and MATEC Corporation, a Maryland corporation (the "Maryland Company").

                                    RECITALS

     WHEREAS, the Board of Directors of the Company and the Board of Directors of the Maryland Company each has determined that it is in the best interest of their respective shareholders to effect the merger provided for herein and thereafter to effect the recapitalization of the Maryland Company provided for herein, all upon the terms and subject to the conditions set forth therein,

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto adopt the plan of reorganization encompassed by this Agreement and agree as follows:

                                    ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into the Maryland Company and the separate corporate existence of the Company shall thereupon cease (the "Merger"). To the extent the Merger constitutes a transaction for federal income tax purposes, the parties intend that the Merger qualify as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended. The Maryland Company (sometimes hereinafter referred to as the "Surviving Entity") shall be the surviving entity in the Merger and shall continue to be governed by the laws of the State of Maryland, and its separate existence with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the "DGCL") and the Maryland General Corporation Law (the "MGCL").

     1.2 Effective Time. Promptly after the conditions set forth in Section 6.1 shall be fulfilled, and provided that this Agreement has not been terminated or abandoned pursuant to Article VII, the Company and the Maryland Company shall cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the

DGCL and Articles of Merger (the "Articles of Merger") to be executed and filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") as provided in Section 3-107 of the MGCL. The Merger shall become effective at 6:00 P.M. Eastern Time on July 2, 1998 (the "Effective Time"), but only if prior to that date such Certificate of Merger and Articles of Merger have been so filed.

                                   ARTICLE II

                      ARTICLES OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

     2.1 Articles of Incorporation.The Articles of Incorporation of the Maryland Company in effect at the Effective Time, as amended by this Agreement, shall be the Articles of Incorporation of the Surviving Entity, until duly amended in accordance with the MGCL.

     2.2 The Bylaws. The Bylaws of the Maryland Company in effect at the Effective Time shall be the Bylaws of the Surviving Entity, until duly amended in accordance with the terms thereof and the MGCL.

                                   ARTICLE III

                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

     Directors and Officers. The directors and officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity's Articles of Incorporation and Bylaws.

                                   ARTICLE IV

                      EFFECT OF THE MERGER ON CAPITAL STOCK

     4.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of the
Company:

         (a) Except as provided in (b) below, each share of the common stock, par value $0.05 per share, of the Company ("Company Stock") issued prior to the Effective Time and not theretofore retired (other than shares held by the Company) shall be converted into 1/100th of one validly issued, fully paid and nonassessable share of common stock, par value $0.05 per share, of the Maryland Company ("Maryland Company Stock"), and each share of Company Stock held by the Company shall be retired.

         (b) Stockholders holding less than 100 shares of Company Stock of record immediately prior to the Effective Time ("Fractional Holders") shall not receive or be entitled to any fractional shares of Maryland Company Stock and, except as set forth in the immediately following sentence, shall not have any rights as a stockholder of the Surviving Entity. In lieu of all other rights, Fractional Holders shall be entitled to receive, upon surrender of the certificate or certificates evidencing their shares of Company Stock, the cash value of such shares based on the average daily closing price per share of the Company Stock on the American Stock Exchange (the "AMEX") for the 10 trading days immediately preceding the Effective Time, without interest.

         (c) Each issued certificate which immediately prior to the Effective Time represented at least 100 shares of Company Stock shall, from and after the Effective Time and the effectiveness of the amendment of the Articles of Incorporation of the Maryland Company referred to in Section 6.1(c) (the "Split"), be deemed for all purposes to evidence ownership of and represent the number of shares of Maryland Company Stock which the shares of Company Stock represented by such certificates have become as a result of the Merger and the Split, and shall be so registered on the books and records of the Maryland Company and its transfer agent.

         (d) Each option or other right to purchase or otherwise acquire shares of Company Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and the Split and without any action on the part of the holder of such option or right, be converted into and become an option or right to purchase or otherwise acquire the same number of shares of Maryland Company Stock at the same price per share and upon the same terms and subject to the same conditions as applicable to such options or other rights immediately prior to the Effective Time.

         (e) Each share of the Maryland Company Stock outstanding immediately prior to the Effective Time shall be canceled and retired, without payment of any consideration therefore, and resume the status of an authorized and unissued share of Maryland Company Stock.

                                    ARTICLE V

                                    COVENANTS

     5.1 Stock Exchange Listing. The Maryland Company shall use its best efforts to cause the Maryland Company Stock to be issued in the Merger and Split to be approved for listing on the AMEX prior to the Effective Time subject to official notice of issuance.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Maryland Company and the Company to consummate the Merger are subject to the fulfillment of each of the following conditions:

         (a) Shareholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Company Stock.

         (b) AMEX Listing. The Maryland Company Stock issuable pursuant to this Agreement shall have been approved for listing on AMEX upon official notice of issuance.

         (c) The Articles of Incorporation of the Maryland Company shall have been amended by adding to Article FOURTH thereof a Paragraph (c) providing as follows:

         "(c) Pursuant to Section 2-602(8) of the MGCL and effective one hour after the merger of MATEC Corporation (a Delaware corporation) with and into this Corporation shall become effective, each issued share of the common stock, par value five cents ($0.05) per share, of this Corporation and each fraction thereof is hereby reclassified, converted and changed into multiple shares on the basis of 100 shares for each one share."


                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Stock, by the mutual consent of the Board of Directors of the Company and the Board of Directors of the Maryland Company

     7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS AND GENERAL

     8.1 Modification or Amendment.Subject to the applicable provisions of the DGCL and the MGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     8.2 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     8.3 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     8.4 Headings. The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                           MATEC CORPORATION

ATTEST:

_________________________          By: _________________________
JOHN J. McARDLE III,                   TED VALPEY, JR.,
   Secretary                              President



                                           MATEC CORPORATION

ATTEST:

_________________________          By: _________________________
JOHN J. McARDLE III,                   TED VALPEY, JR.,
   Secretary                              President